Contact:
Investor Relations
Krishna Gorti, M.D.
Vice President, Investor Relations
(973) 290-6122
krishna.gorti@themedco.com

FOR IMMEDIATE RELEASE
The Medicines Company Appoints Mark Timney as Chief Executive Officer
PARSIPPANY, N.J. - December 11, 2018 - The Medicines Company (NASDAQ: MDCO) today announced that its Board of Directors has appointed Mark Timney as the Company’s new Chief Executive Officer and a member of the Board of Directors, effective immediately. Mr. Timney will succeed Clive Meanwell, M.D., Ph.D., who has been appointed by the Board to serve as Chief Innovation Officer.
Alexander Denner, Ph.D., the Chairman of the Board of Directors, stated, “We are pleased to welcome Mark Timney as our new CEO. With his hiring, the board continues to focus on execution, accountability and maximizing shareholder value. His leadership will serve the Company well as it embarks on its next strategic phase.”
Dr. Denner further stated, “We look forward to continuing to work with Clive and we thank him for his vision and tireless efforts in the development of Inclisiran, a tremendous asset that could transform cardiovascular care. This program would not exist in its current form without Clive’s know-how, dedication and passion. We also thank all employees for their hard work and commitment in moving our innovative pipeline forward. The team is outstanding and we are proud of their accomplishments.”
Mark Timney stated, “I am thrilled to be joining The Medicines Company at such an exciting time. The opportunity to transform patient care and deliver shareholder value is significant. Execution will be critical as we explore all of our options to maximize the potential of Inclisiran.”
Dr. Meanwell, a director since 1996 and CEO for most of those years, said, “I remain very excited about the Company’s prospects and I am eager to work with Mark to advance Inclisiran.” In the newly-created role of Chief Innovation Officer, Dr. Meanwell will support the Company’s efforts to complete the development of Inclisiran.

The Medicines Company

Mr. Timney is a healthcare leader with over 25 years of biopharmaceutical industry experience in multi-national companies. At Merck & Co, Mr. Timney led organizations of increasing importance and size, including President US, President Japan and President of Global Primary Care. In these roles, Mr. Timney launched multiple products, many in the cardiovascular therapeutic area, led large organizations of up to 8,000 employees, and was involved in a number of important strategic transactions. After leaving Merck, Mr. Timney served as the CEO of Purdue Pharmaceuticals and formed a company advising healthcare companies. Before joining Merck, Mr. Timney spent 8 years working at numerous multinational pharmaceutical companies, including Zeneca Group, ICI Pharmaceuticals and Roussel Labs. Mr. Timney received a bachelor’s degree in Sports Studies (majoring in Marketing) from Newcastle Polytechnic (now Northumbria University) in Newcastle in the United Kingdom.

About The Medicines Company
The Medicines Company is a biopharmaceutical company driven by an overriding purpose - to save lives, alleviate suffering and contribute to the economics of healthcare. The Company’s goal is to create transformational solutions to address the most pressing healthcare needs facing patients, physicians and providers in cardiovascular care. The Company is headquartered in Parsippany, New Jersey.